Exhibit 99.1

FOR IMMEDIATE RELEASE

Landos Biopharma Appoints Roger Adsett to its Board of Directors

BLACKSBURG, Va., March 10, 2022 – Landos Biopharma, Inc. (NASDAQ: LABP), a clinical-stage biopharmaceutical company developing novel, oral medicines for patients with autoimmune diseases, today announced that it has appointed Roger Adsett to the Company’s Board of Directors, effective March 8, 2022. Mr. Adsett will serve on the Audit Committee of the Board. With the addition of Mr. Adsett, the Landos Board has been expanded to six members.

Mr. Adsett is a healthcare industry veteran with almost thirty years of experience and a proven track record of successful development and commercialization of innovative medicines at several biopharmaceutical companies including Insmed, Shire and AstraZeneca. Mr. Adsett also has extensive experience in Inflammatory Bowel Disease (IBD) and the GastrointestinaI (GI) therapeutic area, successfully launching both blockbuster and specialty brands. He currently serves as the Chief Operating Officer for Insmed Incorporated, where he is responsible for its global operations including commercial efforts and geographic leadership in the U.S., Japan and EMEA region.

“We are pleased to welcome Roger to our Board as we continue to review our clinical development plans to focus on the most value-enhancing near-and long-term opportunities,” said Chris Garabedian, Chairman of the Board. “Roger brings deep clinical expertise in IBD and GI, and we look forward to benefitting from his perspectives as we advance our three clinical-stage product candidates, omilancor, NX-13 and LABP-104. I am confident that Roger will make significant contributions to the Board as we continue our mission of addressing the therapeutic gap for autoimmune diseases.”

“I am thrilled to join the Landos Board at such an important time for the Company,” said Mr. Adsett. “Landos has an incredibly promising portfolio and has made tremendous progress advancing and expanding its pipeline of potentially first-in-class oral therapeutics for patients with autoimmune diseases. I am excited to work with Chris, Tim and the entire Board as Landos continues on its path to maximize the success of its clinical-stage programs.”

Before his appointment as Chief Operating Officer of Insmed, Mr. Adsett served as Chief Commercial Officer from 2016 until 2019. Previously, he held multiple executive leadership roles at Shire between 2005 and 2016, including Senior Vice President, GastrointestinaI & Internal Medicine Business Unit Leader and Senior Vice President, GI Business Unit Leader. Prior to joining Shire, he spent 11 years at AstraZeneca. Mr. Adsett holds a B.A. in English and economics from Bucknell University and an M.B.A from The Wharton School at the University of Pennsylvania.

Separately, the Company announced that it plans to release its fourth quarter 2021 financial results and provide a corporate update on its clinical development plans on March 24, 2022.

About Landos Biopharma

Landos Biopharma is a clinical-stage biopharmaceutical company utilizing its LANCE® Advanced A.I. platform to discover and develop novel oral therapeutics for patients with autoimmune diseases. Using the LANCE® platform, the Company discovers new mechanisms of action, including the LANCL2, NLRX1 and PLXDC2 immunometabolic pathways at the interface of immunity and metabolism. Landos’ lead product candidate, omilancor, targets the LANCL2 pathway and is a novel oral, gut-restricted, small molecule potentially first-in-class therapeutic in development for the treatment of ulcerative colitis, Crohn’s disease and Eosinophilic Esophagitis. Landos’ second product candidate, NX-13, targets the NLRX1 pathway and is a novel, oral, gut-restricted small molecule potentially first-in-class therapeutic in development for the treatment of ulcerative colitis. Landos discovered and is also developing LABP-104, a novel, oral systemically distributed small molecule potentially first-in-class therapeutic targeting the LANCL2 pathway for the treatment of systemic lupus erythematosus (SLE) and rheumatoid arthritis (RA).

For more information, please visit www.landosbiopharma.com.

Contacts

Andi Rose / Tanner Kaufman / Kara Sperry

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449